EXHIBIT 5.1

[Quinert Rodda & Associates Pty Ltd. Letterhead]

Our Ref: 013501-26
Your Ref:

10 October 2017

Prana Biotechnology Limited
Level 3, 460 Bourke Street
MELBOURNE, VICTORIA 3000
Australia

Dear Sir and Madam,

RE: REGISTRATION STATEMENT ON FORM F-3 OF PRANA BIOTECHNOLOGY LIMITED

We have acted as Australian counsel to Prana Biotechnology Limited [ACN 080 699 065], an Australian company ("the Registrant") in connection with the Registration Statement on Form F-3 ("the Registration Statement") to be filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("the Securities Act"). The Registration Statement relates to the registration of up to $50,000,000 aggregate amount of the following securities of the Registrant: (i) American depositary shares ("ADSs"), with each ADS representing sixty ordinary shares, no par value, of the Registrant ("the Ordinary Shares"), (ii) warrants to purchase Ordinary Shares represented by ADSs ("the Warrants") and (iii) units consisting of Warrants and Ordinary Shares ("the Units"), and together with the ADSs and Warrants, "the Securities").

We have examined the Registration Statement and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  In our examination we have assumed with your permission and without independent verification:

(a)
the genuineness of all signatures and the authenticity of all documents, instruments and certificates submitted to us as originals and the exact conformity with the authentic originals of all documents, instruments and certificates submitted to us as copies or forms or originals;

(b)	that each party to each document has all the requisite power and authority (corporate and otherwise) to execute and deliver and perform its obligations thereunder;

(c)
that any documents which purport to be governed by the law of any jurisdiction other than the law of Victoria, Australia are legal, valid and binding obligations on all of the parties thereto and under the applicable law and that none of the execution, delivery or performance of any document by any party thereto violates or contravenes or is rendered invalid, not binding or unenforceable under any applicable law under any jurisdiction other than the law of Victoria, Australia;

(d)	that each party to each document, other than the Registrant, is duly organized validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(e)
that the execution and delivery by each party of each document and the performance by each party of its obligations under each document to which it is a party has been duly authorized by all necessary corporate and other actions.

As to various questions of fact relevant to this opinion, we have relied upon and assumed the accuracy of, without independent verification, certificates and oral or written statements or the information of or from public officials, officers or representatives of the Registrant and others.

We have relied conclusively upon certified copies of the Registrant's Constitution, certificates of officers of the Registrant, the contents of the minute's book and other records of corporate proceedings of the Registrant, as to various factual matters.  We have relied as to matters of fact, without independent verification, upon certificates of officers of the Registrant.

This opinion which shall be governed by and construed in accordance with the laws of Victoria, Australia, is given only with respect to Australian law that is in effect on the date of this opinion.  We have not investigated the laws of any jurisdiction other than Australia.  We express no opinion as to tax law or international law.  We have assumed that any applicable law (other than Australian law) does not affect this opinion.

We are qualified to practice law in Victoria, Australia and do not express any opinions in this letter concerning any laws other than the laws of Australia to the extent necessary to render the opinions set forth herein.  We are not opining on, and we assume no responsibility as to the applicability to or effect on any of the matters covered herein of the laws of any jurisdiction.

Upon the basis of such examination, we are of the opinion that:

1.
When the issuance of the Ordinary Shares has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Registrant's Board of Directors, the Ordinary Shares will be legally issued, fully paid and non-assessable.

2.
When the issuance of the Warrants has been duly authorized by appropriate corporate action, and the Warrants have been duly executed and delivered against payment therefore, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Registrant and a warrant agent, the Warrants will be valid and binding obligations of the Registrant, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

a.
When the issuance of the Ordinary Shares issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, and the Registrant has received any additional consideration which is payable upon the exercise of the Warrants, the Ordinary Shares will be legally issued, fully paid and non-assessable.

3.
When the issuance of the Units has been duly authorized by appropriate corporate action and the Units have been duly issued, sold and delivered pursuant to the Unit Agreement or similar agreement approved by, or on behalf of, the Board of Directors of the Registrant, the Units will be valid issued and will entitle the holders thereof to the rights specified in the Unit Agreement.

This opinion speaks solely as of its date and we undertake no obligation to advise you of any changes (including but not limited to any subsequently enacted, published or reported laws, regulations or individual decisions) that may occur or come to our attention after the date hereof.

This opinion letter is furnished at your request and is solely for your benefit and may not be used, circulated, quoted or referred to by you or by any other person or entity or for any other purpose without our express prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the headings "Legal Matters" and "Enforceability of Civil Liabilities" in the Prospectus which is a part of the Registration Statement.

Yours faithfully

QUINERT RODDA & ASSOCIATES

/s/David Rodda

DAVID RODDA